EXHIBIT 99.2

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations
(949) 224-5745

New Century Increases Quarterly Dividend

Quarterly Dividend Payment Increased from $0.05 to $0.10 Per Share

Irvine, CA, December 19, 2002, New Century Financial Corporation (Nasdaq: NCEN) announced today that its Board of Directors has authorized an increase in the quarterly cash dividend payment to the Company’s common stockholders from $0.05 to $0.10 per share. The next dividend will be paid on January 31, 2003 to stockholders of record at the close of business on January 15, 2003. The declaration of any future dividends will be subject to the Company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

“Doubling the amount of our quarterly dividend represents our increased confidence of the strength of New Century cash flow going forward into fiscal 2003,” said Robert K. Cole, Chairman and CEO. “Our continued commitment to remain actively engaged in our Stock Repurchase Program coupled with the increase of our quarterly dividend payment creates a dual strategy that we believe will enhance shareholder value,” added Cole.

About New Century

New Century Financial Corporation is a leading nationwide specialty mortgage banking company that, through its subsidiaries, originates, purchases, sells and services residential mortgage loans secured primarily by first mortgages on single-family residences.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include the belief that our continued commitment to remain actively engaged in our Stock Repurchase Program and the increase of our quarterly dividend payment creates a dual strategy that will enhance shareholder value. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the condition of the markets for whole loans and mortgage-backed securities, (iii) the stability of residential property values, (iv) our ability to continue to maintain low loan acquisition costs, (v) the potential effect of new state or federal laws and regulations, (vi) the effect of increasing competition in our sector, (vii) our ability to maintain adequate credit facilities to finance our business, (viii) the interest rate environment, (ix) the outcome of litigation or regulatory actions pending against the Company, (x) the ability of our existing servicer to maintain high performance standards, (xi) our ability to adequately hedge our residual values, and (xi) our ability to re-establish our servicing platform. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.

SOURCE: New Century Financial Corporation

For ADDITIONAL INFORMATION CONTACT:

/Contact: Robert K. Cole, Chairman and CEO, +1-949-224-5700, or
Carrie Marrelli, VP, Investor Relations, +1-949-224-5745,
both of New Century Financial Corporation/